EXHIBIT 99.1

DESTINATION MATERNITY CORPORATION ANNOUNCES REDUCTION IN FORCE

Cost Savings of $4.0 million - $4.5 Million on Annualized Run-Rate Basis

MOORESTOWN, N.J. – (June 24, 2019) – Destination Maternity Corporation (Nasdaq: DEST) today announced a reduction in force (“RIF”) that is expected to generate cost savings of $4.0 million - $4.5 million on an annualized run-rate basis.

The reduction is part of the Company’s effort to become a more efficient and profitable organization.

As Destination Maternity is continuing to focus on a key item driven assortment, with more emphasis on evergreen product, the RIF will primarily impact the Company’s product pipeline teams.

“This reduction in force is a very difficult, but necessary step for the Company,” said Lisa Gavales, Chair of the Office of the CEO. “We are streamlining our teams, and sharpening our product offering to focus on the key items that are most important and relevant to our new moms and moms2be. While challenging, this is a critical step in helping to position the business as a more nimble and profitable organization in the future.”

Ms. Gavales added, “We would also like to express our appreciation to each of the employees impacted by this decision for their meaningful contributions to the Company. We remain committed to treating impacted associates with respect and support through this transition.”

The RIF is expected to result in a one-time severance charge of approximately $1.3 million - $1.5 million during the second quarter of 2019 with severance benefits paid out ratably. Customary transition assistance will be provided to affected employees.

About Destination Maternity

Destination Maternity is the leading designer and omni-channel retailer of maternity apparel in the United States, with the only nationwide chain of maternity apparel specialty stores, as well as a deep and expansive assortment available through multiple online distribution points, including our three brand-specific websites. As of May 4, 2019, we operate 998 retail locations, including 452 stores in the United States, Canada and Puerto Rico, and 546 leased departments located within department stores and baby specialty stores throughout the United States and Canada. We also sell our merchandise on the Internet, primarily through our Motherhood.com, APeaInThePod.com and DestinationMaternity.com websites. We also sell our merchandise through our Canadian website, MotherhoodCanada.ca, through Amazon.com in the United States, and through websites of certain of our retail partners, including Macys.com. Our 452 stores operate under three retail nameplates: Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®. We also operate 546 leased departments within leading retailers such as Macy’s®, buybuy BABY® and Boscov’s®. Generally, we are the exclusive maternity apparel provider in our leased department locations.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and international franchise relationships and marketing partnerships, future sales trends in our various sales channels, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire, develop and retain senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, our compliance with applicable financial and other covenants under our financing arrangements, potential debt prepayments, the trading liquidity of our common stock, changes in market interest rates, our compliance with certain tax incentive and abatement programs, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the SEC, or in materials incorporated therein by reference.

Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

Contact

Sloane & Company

Erica Bartsch / Alex Kovtun, 212-486-9500

Ebartsch@sloanepr.com / Akovtun@sloanepr.com

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